Exhibit 99.1

WASSERSTEIN & CO. COMPLETES ACQUISITION OF

GLOBECOMM SYSTEMS INC.

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—December 11, 2013—Globecomm Systems Inc. (NASDAQ:GCOM), a leading communications solutions provider, announced today that an investor group led by Wasserstein & Co. has successfully completed the previously announced acquisition of Globecomm.

As a result of the merger, each share of Globecomm common stock (other than shares held by Globecomm as treasury stock and shares as to which holders properly exercised dissenters’ rights) was converted into the right to receive $14.15 in cash, without interest, and Globecomm’s common shares will no longer be publicly traded.

As previously announced, the merger was approved by Globecomm’s stockholders at a special meeting of the stockholders held on November 22, 2013.

Needham & Company served as exclusive financial advisor and Kramer Levin Naftalis & Frankel LLP served as legal counsel to Globecomm.

Jones Day served as legal advisor to Wasserstein & Co. U.S. Space LLC advised Wasserstein & Co. with respect to industry matters.

About Wasserstein & Co.

Wasserstein & Co. is a leading independent private equity and investment firm, focused primarily on leveraged buyout investments and related investment activities. Wasserstein & Co. manages capital on behalf of institutional and individual investors. The firm is focused on investments primarily in the media, consumer products and water equipment and services industries. Wasserstein & Co. has offices in New York and Los Angeles. For more information, visit www.wasserco.com.

About Globecomm

Globecomm Systems Inc. is a leading global communications solutions provider. Employing its expertise in emerging communication technologies, including satellite and other transport mediums, Globecomm is able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. Globecomm believes that its integrated approach of in-house design and engineering expertise combined with a world-class global network and its 24 by 7 network operating centers provides it a unique competitive advantage. Globecomm focuses this value proposition in selective vertical markets, including government, wireless, media, enterprise and maritime. As a communications solutions provider Globecomm leverages its global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters or government offices. Globecomm currently has customers for which it is providing these solutions in the United States, Europe, South America, Africa, the Middle East and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

Source: Globecomm Systems

Contact Information:

Julia Hanft, 631-457-1144

Vice President, General Counsel & Corporate Secretary

jhanft@globecomm.com

Company Information:

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com